Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Standards No. 123(R), Share-Based Payments), relating to the financial statements of Critical Therapeutics, Inc., and our report dated March 16, 2007 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Critical Therapeutics, Inc., for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 17, 2007